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                                    EXHIBIT E

                            FORM OF SERIES A WARRANT


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                                   EXHIBIT 4.3

                           Certificate of Designation


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                          CERTIFICATE OF DESIGNATIONS,
                             PREFERENCES AND RIGHTS

                                       of

                            SERIES E PREFERRED STOCK

                                       of

                           NATIONAL MEDIA CORPORATION

                         (Pursuant to Section 151 of the
                        Delaware General Corporation Law)


         National Media Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies that the following resolutions were adopted by the Board of Directors of the Corporation pursuant to authority of the Board of Directors as required by Section 151 of the Delaware General Corporation Law.

         RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (the "Board of Directors" or the "Board") in accordance with the provisions of its Certificate of Incorporation and Bylaws, each as amended and restated through the date hereof, the Board of Directors hereby authorizes a series of the Corporation's previously authorized Preferred Stock, par value $.01 per share (the "Preferred Stock"), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:


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                            I. DESIGNATION AND AMOUNT

         The designation of this series, which consists of 22,000 shares of Preferred Stock, is the Series E Preferred Stock (the "Series E Preferred Stock") and the face amount shall be One Thousand U.S. Dollars ($1,000.00) per share (the "Face Amount").

                                   II. PREMIUM

         The holders of shares of Series E Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of a premium (the "Premium") a payment equal to 4% of the Face Amount of each share of Series E Preferred Stock on that date which is on the thirtieth day of the month one year after this Certificate has been filed.

         At the election of the Corporation, the Premium may be paid in cash or by the issuance of a number of shares of Common Stock equal to the amount of Premium divided by the average of the Closing Price of the Common Stock on the thirty consecutive trading days immediately prior to the date of payment.

                            III. CERTAIN DEFINITIONS

         For purposes of this Certificate of Designation, the following terms shall have the following meanings:

         A. "Conversion Price" means $1.50 per share of Series E Preferred Stock, subject to adjustment as provided herein.

         B. "Issuance Date" means the date of the issuance of shares of Series E Preferred Stock as contemplated by that certain Stock Purchase Agreement dated as of August 11, 1998, between the Corporation and NM Acquisition Co., LLC (the "Stock Purchase Agreement").

                                 IV. CONVERSION

         A. Conversion at the Option of the Holder. Subject to any restrictions set forth on the certificate(s) therefor, each holder of shares of Series E Preferred Stock may, at any time and from time to time, convert (a "Conversion") each of its shares of Series E Preferred Stock into a number of fully paid and nonassessable shares of the Corporation's Common Stock ("Common Stock") determined in accordance with the following formula:

                                      1,000
                                ----------------
                                Conversion Price


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         B. Mechanics of Conversion. In order to effect a Conversion, a holder shall: (x) fax (or otherwise deliver) a copy of the fully executed notice of conversion in the form attached hereto (a "Notice of Conversion") to the Corporation or the transfer agent for the Common Stock and (y) surrender or cause to be surrendered the original certificates representing the Series E Preferred Stock being converted (the "Preferred Stock Certificates"), duly endorsed, along with a copy of the Notice of Conversion as soon as practicable thereafter to the Corporation or the transfer agent. Upon receipt by the Corporation of a facsimile copy of a Notice of Conversion from a holder, the Corporation shall immediately send, via facsimile, a confirmation to such holder stating that the Notice of Conversion has been received, the date upon which the Corporation expects to deliver the Common Stock issuable upon such conversion and the name and telephone number of a contact person at the Corporation regarding the conversion. The Corporation shall not be obligated to issue shares of Common Stock upon a conversion unless either the Preferred Stock Certificates are delivered to the Corporation or the transfer agent as provided above, or the holder notifies the Corporation or the transfer agent that such certificates have been lost, stolen or destroyed and delivers the documentation to the Company required by Article XIV.B hereof.

                  (i) Delivery of Common Stock Upon Conversion. Upon the surrender of Preferred Stock Certificates from a holder of Series E Preferred Stock accompanied by a Notice of Conversion, the Corporation shall, no later than the later of (a) the second business day following the receipt of the Notice of Conversion and (b) the business day following the date of such surrender (or, in the case of lost, stolen or destroyed certificates, after provision of indemnity pursuant to Article XIV.B) (the "Delivery Period"), issue and deliver to the holder or its nominee (x) that number of shares of Common Stock issuable upon conversion of such shares of Series E Preferred Stock being converted and (y) a certificate representing the number of shares of Series E Preferred Stock not being converted, if any. If the Corporation's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer program, and so long as the certificates therefor do not bear a legend and the holder thereof is not obligated to return such certificate for the placement of a legend thereon, the Corporation shall cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to the holder by crediting the account of the holder or its nominee with DTC through its Deposit Withdrawal Agent Commission system ("DTC Transfer"). If the aforementioned conditions to a DTC Transfer are not satisfied, the Corporation shall deliver to the holder physical certificates representing the Common Stock issuable upon conversion. Further, a holder may instruct the Corporation to deliver to the holder physical certificates representing the Common Stock issuable upon conversion in lieu of delivering such shares by way of DTC Transfer.

                  (ii) Taxes. The Corporation shall pay any and all taxes which may be imposed upon it with respect to the issuance and delivery of the shares of Common Stock upon the conversion of the Series E Preferred Stock.


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                  (iii) No Fractional Shares. If any conversion of Series E
Preferred Stock would result in the issuance of a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion of the Series E Preferred Stock shall be the next higher whole number of shares.

                  (iv) Conversion Disputes. In the case of any dispute with respect to a conversion, the Corporation shall promptly issue such number of shares of Common Stock as are not disputed in accordance with subparagraph (i) above. If such dispute involves the calculation of the Conversion Price, the Corporation shall submit the disputed calculations to an independent outside accountant via facsimile within two (2) business days of receipt of the Notice of Conversion. The accountant, at the Corporation's sole expense, shall audit the calculations and notify the Corporation and the holder of the results no later than two (2) business days from the date it receives the disputed calculations. The accountant's calculation shall be deemed conclusive, absent manifest error. The Corporation shall then issue the appropriate number of shares of Common Stock in accordance with subparagraph (i) above.

                    V. RESERVATION OF SHARES OF COMMON STOCK

         Reserved Amount. Upon the initial issuance of the shares of Series E Preferred Stock, the Corporation shall reserve sufficient shares of the authorized but unissued shares of Common Stock for issuance upon conversion of all issued Series E Preferred Stock and thereafter the number of authorized but unissued shares of Common Stock so reserved (the "Reserved Amount") shall not be decreased and shall at all times be sufficient to provide for the conversion of the Series E Preferred Stock outstanding at the then current Conversion Price thereof.

                       VI. FAILURE TO SATISFY CONVERSIONS

         Conversion Default Payments. If, at any time, (x) a holder of shares of Series E Preferred Stock submits a Notice of Conversion and the Corporation fails for any reason to deliver, on or prior to the fourth (4th) business day following the expiration of the Delivery Period for such conversion, such number of freely tradeable shares of Common Stock to which such holder is entitled upon such conversion, or (y) the Corporation provides notice to any holder of Series E Preferred Stock at any time of its intention not to issue shares of Common Stock which are registered in accordance with the Corporation's obligations under the Registration Rights Agreement between the Corporation and NM Acquisition Co., LLC dated August 11, 1998 upon exercise by any holder of its conversion rights in accordance with the terms of this Certificate of Designation (each of (x) and (y) being a "Conversion Default"), then the Corporation shall pay to the affected holder, in the case of a Conversion Default described in clause (x) above, and to all holders, in the case of a Conversion Default described in clause (y) above, payments for the first ten
(10) business days following the expiration of the Delivery Period, in the case of a Conversion Default described in clause (x), and for the first ten (10) business days following a Conversion Default described in clause (y), an amount equal to $500 per day. In the event any Conversion Default continues beyond such ten (10) business day period, the Corporation shall pay to the holder an additional amount equal to:

                     (.24) x (D/365) x (the Default Amount)

where:

         "D" means the number of days after the expiration of the ten (10) business day period described above through and including the Default Cure Date;

         "Default Amount" means the total Face Amount of all shares of Series E Preferred Stock held by such holder; and

         "Default Cure Date" means (i) with respect to a Conversion Default described in clause (x) of its definition, the date the Corporation effects the conversion of the full number of shares of Series E Preferred Stock and (ii) with respect to a Conversion Default described in clause (y) of its definition, the date the Corporation begins to issue freely tradeable shares of Common Stock in satisfaction of all conversions of Series E Preferred Stock in accordance with Article IV.A.

         The payments to which a holder shall be entitled pursuant to this Paragraph A are referred to herein as "Conversion Default Payments." A holder may elect to receive accrued Conversion Default Payments in cash or to convert all or any portion of such accrued Conversion Default Payments, at any time, into Common Stock at the lowest Conversion Price in effect during the period beginning on the date of the Conversion Default through the Conversion Date with respect to such Conversion Default Payments. In the event a holder elects to receive any Conversion Default Payments in cash, it shall so notify the Corporation in writing. Such payment shall be made in accordance with and be subject to the provisions of Article XIV.C. In the event a holder elects to convert all or any portion of the Conversion Default Payments into Common Stock, the holder shall indicate on a Notice of Conversion such portion of the Conversion Default Payments which such holder elects to so convert and such conversion shall otherwise be effected in accordance with the provisions of
Article IV.

                            VII. REQUIRED CONVERSION

         Provided all shares of Common Stock issuable upon conversion of all outstanding shares of Series E Preferred Stock are then (i) authorized and reserved for issuance, (ii) registered under the Securities Act of 1933, as amended (the "Securities Act") for resale by the holders of such shares of Series E Preferred Stock or such shares may be immediately sold to the public without registration under Rule 144(k) under the Securities Act and (iii) eligible to be traded on either the NYSE, the American Stock Exchange or the NASDAQ National Market, each share of Series E Preferred Stock issued and outstanding on the third (3rd) anniversary of the Issuance Date (the "Maturity Date")


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automatically shall be converted into shares of Common Stock on such date in accordance with the conversion formula set forth in Paragraph A of Article IV (the "Required Conversion at Maturity"). If the Required Conversion at Maturity occurs, the Corporation and the holders of Series E Preferred Stock shall follow the applicable conversion procedures set forth in Paragraph B of this Article IV; provided, however, that the holders of Series E Preferred Stock are not required to deliver a Notice of Conversion to the Corporation or its transfer agent.

                           VIII. INTENTIONALLY OMITTED

                                    IX. RANK

         All shares of the Series E Preferred Stock shall rank (i) prior to the Corporation's Common Stock and Series A Junior Participating Preferred Stock;
(ii) prior to any class or series of capital stock of the Corporation hereafter created (unless, with the consent of the holders of Series E Preferred Stock obtained in accordance with Article XIII hereof, such class or series of capital stock specifically, by its terms, ranks senior to or pari passu with the Series E Preferred Stock) (collectively with the Common Stock, "Junior Securities");
(iii) pari passu with the Corporation's Series D Preferred Stock and any other class or series of capital stock of the Corporation hereafter created (with the consent of the holders of Series E Preferred Stock obtained in accordance with
Article XIII hereof) specifically ranking, by its terms, on parity with the Series E Preferred Stock (the "Pari Passu Securities"); and (iv) junior to (a) the Series B Convertible Preferred Stock of the Corporation and (b) any class or series of capital stock of the Corporation hereafter created (with the consent of the holders of Series E Preferred Stock obtained in accordance with Article XIII hereof) specifically ranking, by its terms, senior to the Series E Preferred Stock (the "Senior Securities"), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

                            X. LIQUIDATION PREFERENCE

         A. If the Corporation shall commence a voluntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of sixty (60) consecutive days and, on account of any such event, the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up, including, but not limited to, the sale or transfer of all or substantially all of the Corporation's assets in one transaction or in a series of related transactions (a "Liquidation Event"), no distribution shall be made to the holders of any Junior Securities upon liquidation, dissolution or winding up unless prior thereto the holders of shares of Series E Preferred Stock shall have received the Liquidation Preference with respect to each share. If, upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the holders of the Series E Preferred Stock and holders of Pari Passu Securities shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the Series E Preferred Stock and the Pari Passu Securities shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate Liquidation Preference payable on all such shares.

         B. The purchase or redemption by the Corporation of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Corporation. Neither the consolidation or merger of the Corporation with or into any other entity nor the sale or transfer by the Corporation of less than substantially all of its assets shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Corporation.

         C. The "Liquidation Preference" with respect to a share of Series E Preferred Stock means an amount equal to the Face Amount thereof. The Liquidation Preference with respect to any Pari Passu Securities shall be as set forth in the Certificate of Designation filed in respect thereof.

                     XI. ADJUSTMENTS TO THE CONVERSION PRICE

         The Conversion Price shall be subject to adjustment from time to time as follows:

         A. Stock Splits, Stock Dividends, Etc. If at any time on or after the Issuance Date, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, combination, reclassification or other similar event, the Conversion Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination or reclassification of shares, or other similar event, the Conversion Price shall be proportionately increased. In such event, the Corporation shall notify the Corporation's transfer agent of such change on or before the effective date thereof.

         B. Adjustment Due to Merger, Consolidation, Etc. If, at any time after the Issuance Date, there shall be (i) any reclassification or change of the outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), (ii) any consolidation or merger of the

Corporation with any other entity (other than a merger in which the Corporation is the surviving or continuing entity and its capital stock is unchanged), (iii) any sale or transfer of all or substantially all of the assets of the Corporation or (iv) any share exchange pursuant to which all of the outstanding shares of Common Stock are converted into other securities or property (each of (i) - (iv) above being a "Corporate Change"), then the holders of Series E Preferred Stock shall thereafter have the right to receive upon Conversion, in lieu of the shares of Common Stock otherwise issuable, such shares of stock, securities and/or other property as would have been issued or payable in such Corporate Change with respect to or in exchange for the number of shares of Common Stock which would have been issuable upon Conversion had such Corporate Change not taken place, and in any such case, appropriate provisions shall be made with respect to the rights and interests of the holders of the Series E Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price and of the number of shares of Common Stock issuable upon conversion of the Series E Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities thereafter deliverable upon the conversion thereof. The Corporation shall not effect any Corporate Change unless
(i) each holder of Series E Preferred Stock has received written notice of such transaction at least thirty (30) days prior thereto, but in no event later than ten (10) days prior to the record date for the determination of shareholders entitled to vote with respect thereto, and (ii) the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument the obligations of this Certificate of Designation. The above provisions shall apply regardless of whether or not there would have been a sufficient number of shares of Common Stock authorized and available for issuance upon conversion of the shares of Series E Preferred Stock outstanding as of the date of such transaction, and shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

         C. Adjustment Due to Distribution. If at any time after the Issuance Date the Corporation shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a partial liquidating dividend, by way of return of capital or otherwise (including any dividend or distribution to the Corporation's shareholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e. a spin-off)) (a "Distribution"), then the holders of Series E Preferred Stock shall be entitled, upon any conversion of shares of Series E Preferred Stock after the date of record for determining shareholders entitled to such Distribution, to receive the amount of such assets which would have been payable to the holder with respect to the shares of Common Stock issuable upon such conversion had such holder been the holder of such shares of Common Stock on the record date for the determination of shareholders entitled to such Distribution.

         D. Purchase Rights. If at any time after the Issuance Date, the Corporation issues any securities which are convertible into or exchangeable for Common Stock or rights to purchase stock, warrants, securities or other property (the "Purchase Rights") pro rata to the record holders of Common Stock, then the holders of Series E Preferred Stock will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of the Series E Preferred Stock immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

         E. Notice of Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Article XI, the Corporation, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to each holder of Series E Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series E Preferred Stock, furnish to such holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of a share of Series E Preferred Stock.

                               XII. VOTING RIGHTS

         A. Number of Votes. Except as otherwise required by law and the provisions of this Article XII, the holders of Series E Preferred Stock shall be entitled to notice of any shareholders' meeting and to vote together with the holders of Common Stock as a single class of capital stock upon the election of directors and upon any other matter submitted to the shareholders for a vote, on the following basis:

                  (i) Holders of Common Stock shall have one vote per share; and

                  (ii) Holders of Series E Preferred Stock shall have that number of votes per share as is equal to the number of shares of Common Stock into which each such share of Series E Preferred Stock held by such holder is convertible at the record date for the determination of the shareholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited.

                           XIII. PROTECTION PROVISIONS

         So long as any shares of Series E Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by the Business Corporation Law) of the holders of (i) all of the then outstanding shares of Series E Preferred Stock with respect to subsection (a) below or (ii) at least 67% of the then outstanding shares of Series E Preferred Stock with respect to subsections (b) through (h) below:

                  (a) alter or change the rights, preferences or privileges of the Series E Preferred Stock;

                  (b) alter or change the rights, preferences or privileges of any capital stock of the Corporation so as to affect adversely the Series E Preferred Stock;

                  (c) create any new class or series of capital stock having a preference over the Series E Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation (as previously defined in Article IX hereof, "Senior Securities");

                  (d) create any new class or series of capital stock ranking pari passu with the Series E Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation (as previously defined in Article IX hereof, "Pari Passu Securities");

                  (e) increase the authorized number of shares of Series E Preferred Stock;

                  (f) issue any shares of Senior Securities or Pari Passu Securities;

                  (g) issue any shares of Series E Preferred Stock other than pursuant to the Stock Purchase Agreement; or

                  (h) redeem, or declare or pay any cash dividend or distribution on, any Junior Securities.

Notwithstanding the foregoing, no change pursuant to this Article XIII shall be effective to the extent that, by its terms, it applies to less than all of the holders of shares of Series E Preferred Stock then outstanding.

                               XIV. MISCELLANEOUS

         A. Cancellation of Series E Preferred Stock. If any shares of Series E Preferred Stock are converted pursuant to Article IV, the shares so converted shall be canceled, shall return to the status of authorized, but unissued preferred stock of no designated series, and shall not be issuable by the Corporation as Series E Preferred Stock.

         B. Lost or Stolen Certificates. Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) (y) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to the Corporation, or (z) in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Corporation shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date. However, the

Corporation shall not be obligated to reissue such lost or stolen Preferred Stock Certificate(s) if the holder contemporaneously requests the Corporation to convert such Series E Preferred Stock.

         C. Payment of Cash; Defaults. Whenever the Corporation is required to make any cash payment to a holder under this Certificate of Designation (as a Conversion Default Payment, such cash payment shall be made to the holder within five (5) business days after delivery by such holder of a notice specifying that the holder elects to receive such payment in cash and the method (e.g., by check, wire transfer) in which such payment should be made. If such payment is not delivered within such five (5) business day period, such holder shall thereafter be entitled to interest on the unpaid amount at a per annum rate equal to the lower of twenty-four percent (24%) and the highest interest rate permitted by applicable law until such amount is paid in full to the holder.

         D. Status as Stockholder. Upon submission of a Notice of Conversion by a holder of Series E Preferred Stock, (i) the shares covered thereby (other than the shares, if any, which cannot be issued because their issuance would exceed such holder's allocated portion of the Reserved Amount) shall be deemed converted into shares of Common Stock and (ii) the holder's rights as a holder of such converted shares of Series E Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. Notwithstanding the foregoing, if a holder has not received certificates for all shares of Common Stock prior to the tenth
(10th) business day after the expiration of the Delivery Period with respect to a Conversion of Series E Preferred Stock for any reason, then (unless the holder otherwise elects to retain its status as a holder of Common Stock by so notifying the Corporation within five (5) business days after the expiration of such ten (10) business day period after expiration of the Delivery Period) the holder shall regain the rights of a holder of Series E Preferred Stock with respect to such unconverted shares of Series E Preferred Stock and the Corporation shall, as soon as practicable, return such unconverted shares to the holder. In all cases, the holder shall retain all of its rights and remedies (including, without limitation, the right to receive Conversion Default Payments pursuant to Article VI to the extent required thereby for such Conversion Default and any subsequent Conversion Default) for the Corporation's failure to convert Series E Preferred Stock.

         E. Remedies Cumulative. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit a holder's right to pursue actual damages for any failure by the Corporation to comply with the terms of this Certificate of Designation. The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of Series E Preferred Stock and that the remedy at law for any such breach may be inadequate. The Corporation therefore agrees, in the event of any such breach or threatened breach, that the holders of Series E Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

         IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation this __ day of August __, 1998.


                                            NATIONAL MEDIA CORPORATION

                                            By:
                                               ---------------------------------
                                                  Name:
                                                  Title:

                              NOTICE OF CONVERSION

                    (To be Executed by the Registered Holder
                in order to Convert the Series E Preferred Stock)


         The undersigned hereby irrevocably elects to convert ____________ shares of Series E Preferred Stock (the "Conversion"), represented by stock certificate Nos(s). ___________ (the "Preferred Stock Certificates") into shares of common stock ("Common Stock") of National Media Corporation (the "Corporation") according to the conditions of the Certificate of Designations, Preferences and Rights of Series E Convertible Preferred Stock (the "Certificate of Designation"), as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the holder for any conversion, except for transfer taxes, if any. A copy of each Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).

         The Corporation shall electronically transmit the Common Stock issuable pursuant to this Notice of Conversion to the account of the undersigned or its nominee (which is _________________) with DTC through its Deposit Withdrawal Agent Commission System ("DTC Transfer").

         The undersigned represents and warrants that all offers and sales by the undersigned of the securities issuable to the undersigned upon conversion of the Series E Preferred Stock shall be made pursuant to registration of the Common Stock under the Securities Act of 1933, as amended (the "Act"), or pursuant to an exemption from registration under the Act.

/ / In lieu of receiving the shares of Common Stock issuable pursuant to this Notice of Conversion by way of DTC Transfer, the undersigned hereby requests that the Corporation issue and deliver to the undersigned physical certificates representing such shares of Common Stock.


                               Date of Conversion:
                                                  ------------------------------

                               Applicable Conversion Price:
                                                           ---------------------

                               Amount of Conversion Default Payments
                               to be Converted, if any:
                                                       -------------------------

                               Number of Shares of
                               Common Stock to be Issued:
                                                         -----------------------

                               Signature:
                                         ---------------------------------------

                               Name:
                                    --------------------------------------------

                               Address:
                                       -----------------------------------------

                                       -----------------------------------------